Exhibit 10.16

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of January 1, 2022, by and between Sean Nichols (the “Executive”) and Dragonfly Energy Corp., a Nevada corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.             Term. Subject to Section 5 of this Agreement, the Executive’s initial term of employment hereunder shall be from the period beginning on January 1, 2022 (the “Effective Date”) through December 31, 2022 (the “Initial Term”). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 90 days prior to the end of the Initial Term or one-year extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.            Position and Duties.

2.1               Position. During the Employment Term, the Executive shall serve as the Chief Operations Officer of the Company, reporting to the Chief Executive Officer. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position.

2.2               Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

3.             Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in Reno, Nevada; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.             Compensation.

4.1               Base Salary. The Company shall pay the Executive an annual rate of base salary of $800,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may increase or decrease the Executive’s base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2               Annual Bonus.

(a)               For each complete calendar year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, the Executive’s annual target bonus opportunity shall be equal to 100% of Base Salary (the “Target Bonus”), based on the achievement of Company performance goals established by the Compensation Committee of the Board (the “Compensation Committee”); provided that the maximum Annual Bonus that may be paid to the Executive is 100% of Base Salary. The Annual Bonus for the 2022 calendar year shall be pro-rated based on the number of days employed during the year.

(b)              The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable calendar year.

(c)               Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid.

4.3              Equity Awards. With respect to each calendar year of the Company ending during the Employment Term, the Executive shall be eligible to receive an annual long-term incentive award of outstanding shares each year vested over 12 months. All terms and conditions applicable to each such award shall be determined by the Compensation Committee.

4.4              Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.5              Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6              Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to 40 paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.7               Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.8               Legal Fees Incurred in Negotiating the Agreement. The Company shall pay or the Executive shall be reimbursed for the Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $10,000, provided that any such payment shall be made on or before March 15 of the calendar year immediately following the Effective Date.

4.9               Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company.

4.10           Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

5.             Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 90 days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1               Non-Renewal by the Executive, For Cause, or Without Good Reason.

(a)               The Executive’s employment hereunder may be terminated upon the Executive’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause, or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i)                 any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid within one (1) week following the date of the Executive’s termination;

(ii)              reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)              such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b)               For purposes of this Agreement, “Cause” shall mean:

(i)                the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(ii)              the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(iii)            the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or

(iv)            the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

For purposes of this provision, none of the Executive’s acts or failures to act shall be considered “willful” unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 10 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(c)               For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i)                any material breach by the Company of any material provision of this Agreement; or

(ii)              the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

To terminate his employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2               Non-Renewal by the Company, Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company’s failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6 of this Agreement and the agreements referenced therein and his execution, within 21 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) (such 21-day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a)               equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to four (4) times the Executive’s Base Salary for the year that includes the date of the Executive’s termination, which shall begin within 30 days following the date of the Executive’s termination and continue until the 2nd anniversary of the Executive’s date of termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the Executive’s termination and ending on the first payment date if no delay had been imposed;

(b)              a payment equal to the product of (i) the Target Bonus and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year that includes the date of the Executive’s termination;

(c)              If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the first of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the date of the Executive’s termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

(d)              The treatment of any outstanding equity awards shall be determined in accordance with the terms of the 2019 Stock Incentive Plan and 2021 Stock Incentive Plan and the applicable award agreements.

5.3               Death or Disability.

(a)               The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)              If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)              the Accrued Amounts; and

(ii)              a lump sum payment equal to the Pro-Rata Bonus, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year that includes the date of the Executive’s termination.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)               For purposes of this Agreement, “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4               Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 15. The Notice of Termination shall specify:

(a)               the termination provision of this Agreement relied upon;

(b)               to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)               the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered if the Company terminates the Executive’s employment without Cause, or no less than 90 days following the date on which the Notice of Termination is delivered if the Executive terminates his employment with or without Good Reason.

5.5               Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6.             Confidential Information and Restrictive Covenants. As a condition of the Executive’s employment with the Company, the Executive shall enter into and abide by the Company’s Employee Non-Compete Agreement.

7.             Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Nevada, county of Washoe. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8.             Entire Agreement. Unless specifically provided herein, this Agreement, together with the Employee Non-Compete Agreement, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

9.             Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Compensation Committee of the Board of Directors of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

10.         Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

11.         Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12.         Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.           Section 409A.

13.1           General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

13.2           Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

13.3           Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)               the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)               any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)               any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

14.         Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15.         Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Dragonfly Energy Corp.

1190 Trademark Drive, #108

Reno, NV 89521

Attn: General Counsel

If to the Executive:

Sean Nichols

1945 South Marsh Avenue

Reno, Nevada 89509

16.         Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

17.         Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18.         Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19.         Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DRAGONFLY ENERGY CORP.

/s/ Luisa Ingargiola
Luisa Ingargiola
Compensation Committee Chair

EXECUTIVE

Signature:	/s/ Sean Nichols
Print Name:	Sean Nichols